Exhibit 99.1

TearLab Corporation Announces Financing Agreement

SAN DIEGO, CALIFORNIA--(July 16, 2009) - OccuLogix, Inc. dba TearLab Corporation (NASDAQ:TEAR)(TSX:TLB) (the “Company) today announced that it has entered into and closed an agreement with certain investors whereby the investors agreed to provide financing (the “Financing”) to the Company through the purchase of convertible secured notes, in the aggregate amount of $1.55 million.  The convertible secured notes (the “Notes”) evidencing the Financing, mature on the second anniversary of their issuance (“the Maturity Date”), bear interest at a rate of 12% per annum and are convertible into shares of the Company’s common stock upon the request of holders of 51% or more of the outstanding principal amount of the Notes at any time after August 31, 2009 and prior to the Maturity Date.  The conversion price of the Notes (the “Discount Price”) will be 80% of the volume weighted average price on the NASDAQ stock market for the ten trading days prior to August 31, 2009, provided that the Discount Price will not exceed $2.40 per share and will not be less than $0.25 per share.  Any such conversion is limited to prevent the number of shares issued upon conversion of the Notes from exceeding 19.9% of the outstanding common stock of the Company, measured prior to the date of the Financing.

In connection with the Financing, the Company will issue warrants to purchase shares of common stock equal in value to ten percent of the aggregate principal amount of the notes (the “Warrants”).  The exercise price of the Warrants is $1.60 per common share representing the price per share equal to the closing bid price per share of the Company’s common stock on the NASDAQ stock market on July 15, 2009.

The Notes are secured by substantially all of the assets of the Company and the financing  is subject to customary conditions to closing. The Financing is subject to final acceptance by the Toronto Stock Exchange.

Richard Lindstrom, M.D. and Tom Davidson, both of whom are directors of the Company, invested $100,000 each in the Financing.  Greybrook Corporation, an entity controlled by Elias Vamvakas, Chairman and Interim CEO  of the Company, or members of his family, invested $110,000 in the Financing.  Nasdaq Listing Rule 5635(c) states that any sale of discounted stock to employees, officers or directors constitutes “equity compensation,” and therefore requires stockholder consent prior to issuance.  In connection with the investment, the Company has entered into side letter agreements with Dr. Lindstrom and Messrs. Vamvakas and Davidson pursuant to which they each agreed not to convert their Note into shares of common stock of the Company unless and until the stockholders have approved such conversion in accordance with NASDAQ rules.

Prior to closing the Financing, the Company entered into agreements with all salaried members of the management team where they agreed to reductions of up to one-third in their salaries.  These salary reductions are part of a number of cost cutting measures put in place by the management team.

“Currently, in difficult economic times it’s essential for companies to properly manage and allocate capital.  TearLab is fortunate to have a team of dedicated individuals who understand the realities and constraints of today’s economy and are committed to making the Company’s long term success their top priority.” commented Elias Vamvakas, Chairman and Interim CEO of the Company.

About Dry Eye Disease and TearLab

Dry Eye Disease (DED) is a chronic, progressive disease. Morgan Stanley’s Dry Eye Market Report (2003) estimates that 30 to 60 million Americans suffer from dry eye symptoms. Only 10 million are diagnosed with the disease. Millions more suffer worldwide.
The TearLab™ Osmolarity System provides the first quantitative and objective diagnostic technology that allows doctors to effectively manage their dry eye patients.  TearLab will allow practitioners to diagnosis DED patients early in the disease process allowing for early intervention. TearLab received the CE Mark for its TearLabTM Osmolarity System in 2008 and FDA Clearance in 2009. TearLab is currently marketed globally in more than 14 countries including the US.

About OccuLogix, Inc. dba TearLab Corporation

OccuLogix dba TearLab Corporation (www.tearlab.com) develops and commercializes lab-on-a-chip technologies that enable eye care practitioners to improve standard of care by quantitatively testing for disease markers in tears at the point-of-care. Headquartered in San Diego, CA, TearLab Corporation's common shares trade on the NASDAQ Capital Market under the symbol 'TEAR' and on the Toronto Stock Exchange under the symbol 'TLB'. TearLab received the CE Mark for its TearLabTM Osmolarity System in 2008 and FDA Clearance in 2009. TearLab is currently marketed globally in more than 14 countries including the US.

Forward-Looking Statements

This press release may contain forward-looking statements, including statements regarding the growth of the market for dry eye disease products, the impact of our product on the management of affected patients, and our intention to seek CLIA Waiver. These statements relate to future events and are subject to risks, uncertainties and assumptions about the Company. These statements are only predictions based on our current expectations and projections about future events. You should not place undue reliance on these statements. Actual events or results may differ materially. Many factors may cause our actual results to differ materially from any forward-looking statement, including the factors detailed in our filings with the Securities and Exchange Commission and Canadian securities regulatory authorities, including but not limited to our Forms 10-K and 10-Q. We do not undertake to update any forward-looking statements.

For more information, please contact

Tracy Puckett
678-566-3829
tpuckett@tearlab.com